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Exhibit 23.8

CONSENT OF TRUSTEE OR PERSON ABOUT TO BE NAMED TRUSTEE

        GMH Communities Trust intends to file a Registration Statement on Form S-11 (together with any amendments, the "Registration Statement") registering shares of common stock for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a person who is serving as a trustee or has agreed to serve as a trustee beginning immediately after the closing of the offering.

Signature:	/s/ FREDERICK F. BUCCHOLZ
Print Name:	Frederick F. Buccholz
Date:	September 8, 2004

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CONSENT OF TRUSTEE OR PERSON ABOUT TO BE NAMED TRUSTEE